As filed with the Securities and Exchange Commission on October 10, 2006

Registration No. 33-59435

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3

ON

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6749	36-2669023
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

30 NORTH LASALLE STREET, SUITE 4000

CHICAGO, ILLINOIS 60602

(312) 630-1900

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

LeRoy T. Carlson, Jr., President	with a copy to:
Telephone and Data Systems, Inc.	William S. DeCarlo, Esq.
30 North LaSalle Street, Suite 4000	Sidley Austin LLP
Chicago, Illinois 60602	One South Dearborn Street
(312) 630-1900	Chicago, Illinois 60603
(312) 853-7000

(Name, address, including zip code, and telephone  number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-3 (Registration No. 33-59435) relating to its Common Share Automatic Dividend Reinvestment and Stock Purchase Plan is being filed on Form S-1 because the registrant is currently ineligible to file a registration statement on Form S-3 due to the untimely filing of its Form 10-Q for the quarter ended September 30, 2005, its Form 10-K for the year ended December 31, 2005 and its Forms 10-Q for the quarters ended March 31 and June 30, 2006.  The prospectus included in this Post-Effective Amendment amends and supersedes the prospectus dated November 29, 2000 that was filed on such date pursuant to Rule 424(b)(3).

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 10, 2006

PRELIMINARY PROSPECTUS

TELEPHONE AND DATA SYSTEMS, INC.

COMMON SHARE

AUTOMATIC DIVIDEND REINVESTMENT

AND

STOCK PURCHASE PLAN

Common Shares

$0.01 Par Value

The Common Share Automatic Dividend Reinvestment and Stock Purchase Plan, as amended, which we refer to in this Prospectus as the “Plan”, is sponsored by Telephone and Data Systems, Inc., a Delaware corporation and relates to its Common Shares, par value $.01 per share.  The Common Shares  are listed on the American Stock Exchange under the listing symbol “TDS”.  The Plan provides eligible holders, as defined in the Plan, of TDS’s Common Shares and Preferred Shares with a systematic, economic and convenient method of investing cash dividends from such shares and/or limited optional cash payments in newly issued Common Shares without payment of any brokerage commission or service charge and, in the case of reinvested cash dividends, at a 5% discount from market value, as determined below.  This Prospectus relates to 500,000 Common Shares covered by the Registration Statement of which this Prospectus is a part.

The TDS Common Shares have less voting power than its Series A Common Shares.  The Series A Common Shares, which have effective control of TDS, are not being offered by this Plan.  The holders of the TDS Series A Common Shares have their own Automatic Dividend Reinvestment Plan.

As a participant in the Plan, you may:

1.             have cash dividends on all of your Common Shares and Preferred Shares automatically reinvested and you have the option of investing limited additional amounts by making cash payments, or

2.             have cash dividends on less than all of your Common Shares and Preferred Shares, but not less than 10 shares of each class or series, automatically reinvested while continuing to receive the remainder of your cash dividends and you have the option of investing limited additional amounts by making optional cash payments, or

3.             invest only by making optional cash payments of not less than $10 per payment or more than $5,000 per quarter.

The price for the Common Shares purchased with reinvested dividends will be 95% of the average daily high and low sales prices for the TDS Common Shares on the American Stock Exchange, listing symbol “TDS,” for a period of ten consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made.  The investment dates for reinvested dividends will be the dividend payment dates.  The price of the Common Shares purchased with optional cash payments will be 100% of the average of the daily high and low sales prices for TDS’s Common Shares on the American Stock Exchange for a period of ten  consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made.  The investment dates for optional cash payments will be the first business trading day of each month.

Investment in our Common Shares involves a number of risks.  See section titled “Risk Factors” beginning on page 4 to read about certain factors you should consider before buying our Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is           , 2006

Safe Harbor Cautionary Statement

This Prospectus and the documents incorporated by reference herein contain statements that are not based on historical fact, including the words “believes,” “anticipates,” “intends,” “expects,” and similar words.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements.  Such factors include but are not limited to, the risks included or incorporated by reference under “Risk Factors” below.

Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with the Securities and Exchange Commission and incorporated by reference herein. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

SUMMARY OF THE PLAN

•                                          PARTICIPATION:  TDS record shareholders who own ten or more of TDS’s Common Shares and/or ten or more shares of any series of TDS’s Preferred Shares can participate in the Plan by submitting a completed Enrollment Form.  You may obtain Enrollment Forms from TDS Investor Relations at (312) 630-1900.  If your shares are held in a brokerage account, you may participate by having your broker register a minimum of ten shares in the Plan.  No action is required if you are already participating in the Plan.

•                                          REINVESTMENT OF DIVIDENDS:  You can reinvest your cash dividends on all or a portion of your Common and/or Preferred Shares, but not less than ten  shares of each class or series of participating securities, toward the purchase of additional shares of TDS stock without paying fees.

•                                          OPTIONAL CASH INVESTMENTS:  After you are enrolled in the Plan, you can buy additional TDS Common Shares without paying fees.  You can invest a minimum of $10 per payment up to a maximum of $5,000 in any one quarter.  You can pay by check or money order payable to the Administrator for the Plan, and any optional cash payment received on or before the day before the Investment Date will be invested on the first business trading day of the next month.

•                                          PRICE FOR SHARES:  The price for the Common  Shares purchased with reinvested dividends will be 95% of the average daily high and low sales prices for TDS’s Common Shares on the American Stock Exchange for a period of ten  consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made.  The price of the Common Shares purchased with optional cash payments will be 100% of the average of the daily high and low sales prices for TDS’s Common Shares on the American Stock Exchange for a period of ten consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made.

•                                          INVESTMENT DATES:  The Investment Dates for reinvested dividends will be the dividend payment dates.  The Investment Dates for optional cash payments will be the first business trading day of each month.

•                                          SAFEKEEPING OF CERTIFICATES:  You can transfer to the Administrator for safekeeping your TDS stock certificates representing the Common Shares on which you are having dividends reinvested under the Plan.  There is no charge for this service.  A certificate for any number of whole shares credited to an account will be sent to you, free of charge, upon written request.

•                                          WITHDRAWAL FROM THE PLAN:  You may withdraw from the Plan at any time by notifying the Administrator in writing.  A certificate for the whole Common Shares credited to your account, along with a cash payment for any fractional share, will be issued to you.  Dividends paid after withdrawal from the Plan will be paid in cash directly to you, unless you elect to rejoin the Plan by submitting a new Enrollment Form.

•                                          TRACKING YOUR INVESTMENT:  You will receive a statement of your Plan account with respect to each month in which a transaction takes place.  These statements provide details of the transactions and the share balance in your program account.

•                                          ADDRESS AND TELEPHONE.  The mailing address of TDS’s principal executive office is 30 N. LaSalle Street, Suite 4000, Chicago, IL  60602, and its telephone number is (312) 630-1900.

RISK FACTORS

Risks Related to Investment in Common Shares

The Common Shares have lower voting rights than the Series A Common Shares.

In the election of directors, holders of Common Shares vote together with the holders of Special Common Shares in the election of four of the twelve directors for the TDS Board of Directors.  Holders of Common Shares are not entitled to vote in the election of eight of the twelve directors, which are elected by the holders of Series A Common Shares and TDS Preferred Shares.  Currently, the TDS Voting Trust controls a majority of the voting power of TDS in the election of eight of the twelve directors of TDS.

In addition, the TDS Voting Trust controls a majority of the voting power of TDS in matters other than the election of certain directors.  In general, only the affirmative vote of the TDS Voting Trust will be required to amend the TDS Restated Certificate of Incorporation, approve the sale of substantially all of the assets of TDS, approve the dissolution of TDS or approve any other matter required to be voted on by shareholders, except as required under the TDS Restated Certificate of Incorporation or the Delaware General Corporation Law.  Certain matters on which shareholders would vote could involve a divergence or the appearance of a divergence of the interests between the holders of classes of common stock.  Holders of Common Shares would not have a class vote in such matters except as required by law.

TDS will not require the approval of shareholders with respect to the possible future issuances of authorized Common Shares or other shares of TDS capital stock.

The authorized but unissued Common Shares (as well as all other classes of stock authorized by the TDS Restated Certificate of Incorporation) are available for issuance from time to time at the sole discretion of the TDS Board of Directors for any proper corporate purpose.  The approval of the shareholders of TDS will not generally be sought by TDS for the issuance of authorized but unissued shares of any class of capital stock (or the reissuance of previously issued shares that have been reacquired by TDS) or securities of TDS that are convertible into or exercisable or exchangeable for such shares, unless deemed advisable by the TDS Board of Directors or required by applicable law, regulation or American Stock Exchange requirements.

Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

A substantial majority of the outstanding Series A Common Shares are held in the TDS Voting Trust which expires on June 30, 2035.  The TDS Voting Trust was created to facilitate the long-standing relationships among the trustees’ certificate holders.  By virtue of the number of shares held by them, the voting trustees have the power to elect approximately 75% (less one) of the directors, or eight directors based on the current TDS Board of Directors size of twelve directors, and control a majority of the voting power of TDS with respect to matters other than the election of directors.

The existence of the TDS Voting Trust is likely to deter any potential unsolicited or hostile takeover attempts or other efforts to obtain control of TDS and may make it more difficult for shareholders to sell shares of TDS at higher than market prices.  The trustees of the TDS Voting Trust have advised TDS that they intend to maintain the ability to keep or dispose of voting control of TDS.

The TDS Restated Certificate of Incorporation and TDS Bylaws also contain provisions which may serve to discourage or make more difficult a change in control of TDS without the support of the Board of Directors or without meeting various other conditions.  In particular, the Restated Certificate of Incorporation includes a provision which authorizes the TDS Board of Directors to consider various factors, including effects on customers, taxes, and the long-term and short-term interests of TDS, in the context of a proposal or offer to acquire or merge the corporation, or to sell its assets, and to reject such offer if the TDS Board of Directors determines that the proposal is not in the best interests of the corporation based on such factors.  The provisions of the TDS Restated Certificate of Incorporation and the TDS Bylaws and the existence of various classes of capital stock could prevent shareholders from profiting from an increase in the market value of their shares as a result of a change in control of TDS by delaying or preventing such change in control.

The TDS Restated Certificate of Incorporation also authorizes the TDS Board of Directors to designate and issue TDS Undesignated Shares in one or more classes or series of preferred or common stock from time to time.  Generally, no further action or authorization by the shareholders is necessary prior to the designation or issuance of the additional TDS

Undesignated Shares authorized pursuant to the TDS Restated Certificate of Incorporation unless applicable laws or regulations would require such approval in a given instance.  Such TDS Undesignated Shares could be issued in circumstances that would serve to preserve control of TDS’s then existing management.

TDS is not aware of any current intention of the TDS Voting Trust to dispose of any significant amount of Series A Common Shares or of any existing or planned effort on the part of any party to accumulate material amounts of Common stock or to acquire control of TDS by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change TDS’s management.

There is no assurance that TDS will continue to pay dividends.

Although TDS has paid dividends on its common stock in the past, there is no assurance that TDS will pay dividends at the same rate or at all in the future.

Risks Related to TDS’s Business

For a discussion of the risks related to TDS’s business, see “Risk Factors” in TDS’s most recent Annual Report on Form 10-K which is incorporated by reference herein.  See “Where You Can Find More Information” below.

TELEPHONE AND DATA SYSTEMS, INC.

TDS is a diversified telecommunications service company founded in 1969 and headquartered in Chicago, Illinois.  TDS, through its subsidiaries, United States Cellular Corporation and TDS Telecommunications Corporation, provides wireless and wireline telecommunications services. TDS’s business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes will utilize TDS’s expertise in customer focused telecommunications services.

USE OF PROCEEDS

The number of Common Shares that will be sold under the Plan and the prices at which such shares will be sold cannot now be determined.  The net proceeds from the sale of such shares will be used by TDS for general corporate purposes.  Until the proceeds are used for these purposes, TDS may deposit them in interest-bearing accounts or invest them in certificates of deposit, United States Government securities or prime commercial paper.

COMMON SHARE AUTOMATIC DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

The following is a question and answer statement of the provisions of TDS’s Common Share Automatic Dividend Reinvestment and Stock Purchase Plan, which we refer to as the “Plan”.  Questions and Answers 1 through 35 both explain and constitute the Plan.

PURPOSE

1.              What Is The Purpose Of The Plan?

The purpose of the Plan is to provide eligible holders, as defined in the Answer to Question 4, of TDS’s Common Shares and Preferred Shares, with a systematic, economic and convenient method of investing cash dividends from such shares and/or limited optional cash payments in Common Shares of TDS without payment of any brokerage commission or service charge, and, in the case of reinvested cash dividends, at a 5% discount from market value, as determined below.  Since the additional Common Shares will be purchased directly from TDS, the Plan will provide TDS with additional capital funds.

ADVANTAGES

2.              What Are The Advantages Of The Plan?

You may purchase Common Shares of TDS with cash dividends on all or less than all of your TDS Common Shares and/or Preferred Shares registered in your name, but not less than 10 shares of each class or series.  See the Answer to Question 4.  You may also purchase Common Shares as often as monthly with optional cash payments of not less than $10 per payment, nor more than an aggregate of $5,000 per quarter.  The price of Common Shares purchased with cash dividends will be 95% of market value as set forth in the Answer to Question 13, and the price of Common Shares purchased with optional cash payments will be 100% of market value as set forth in the Answer to Question 13.

No commission or service charge is paid by participants in connection with purchases under the Plan.  Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants’ accounts.  In addition, dividends in respect of such fractions, as well as in respect of full shares, will be credited to participants’ accounts and reinvested in TDS’s Common Shares under the Plan.  The safekeeping of Common Shares credited to a participant’s account is assured since certificates for such shares are not issued unless requested by the participant.  Regular statements of account will provide simplified record keeping.

ADMINISTRATION

3.              Who Administers The Plan?

Computershare Trust Company, Inc. (“Administrator”) administers the Plan.  The Administrator keeps a continuing record of each participant’s account, sends periodic statements of account to each participant with respect to each month in which a transaction takes place and performs other duties relating to the Plan.  Common Shares of TDS purchased under the Plan will be registered in the name of the Administrator or its nominee, as Administrator for each participant in the Plan, and will be credited to the accounts of the respective participants.  Should the Administrator resign, another bank will be asked to serve as the Administrator.  All communications regarding the Plan should be sent to the Administrator addressed as follows:

Telephone and Data Systems, Inc.

Common Share Automatic Dividend Reinvestment and Stock Purchase Plan

c/o Computershare Trust Company, Inc.

P.O. Box A3309

Chicago, Illinois  60690-3309

Telephone: 877/337-1575

Administrator also acts as dividend disbursing and transfer agent for TDS’s Common Shares.

PARTICIPATION

4.              Who Is Eligible To Participate?

Holders of record of ten or more of TDS’s Common Shares and/or ten or more shares of any of TDS’s series of Preferred Shares are eligible to participate in the Plan.  Beneficial owners of Common Shares and any series of Preferred Shares which currently are registered in names other than their own, for example, in the name of a broker or bank nominee, who wish to participate in the Plan must either make appropriate arrangements for their nominee to do so or must become security owners of record by having a minimum of ten shares of each class or series of securities they wish to participate in the Plan transferred into their own name.

All holders of record of ten or more of each of the above securities are eligible to participate in the Plan, unless they are citizens of a state or foreign jurisdiction in which it would be unlawful for TDS to allow such participation.  TDS is not aware of any jurisdiction in which the making of the offer is not in compliance with valid applicable law.  If TDS becomes aware of any jurisdiction in which the making of the offer would not be in compliance with valid applicable law, TDS will make a good faith effort to comply with any such law.  If, after such good faith effort, TDS cannot comply with any such law, the offer will not be made to holders of shares residing in any such jurisdiction.  In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall not be deemed to be made unless it is made on behalf of TDS by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction, as may be designated by TDS.

5.              How Does An Eligible Shareholder Participate?

An eligible shareholder may join the Plan at any time by signing an “Enrollment Form” and returning it to the Administrator.  An Enrollment Form and postage paid envelope may be obtained by written request addressed to the Administrator at the above address or by writing or calling TDS as follows:

Telephone and Data Systems, Inc.

Common Share Automatic Dividend Reinvestment and Stock Purchase Plan

30 N. LaSalle, Suite 4000, Chicago, Illinois  60602

Attn: Investor Relations - Telephone:  312/630-1900

6.              When Does An Eligible Shareholder’s Participation Start?

Common Shareholders

If an Enrollment Form directing dividend reinvestment is received from a Common Shareholder by the record date of the next dividend payment, that dividend will be applied to the purchase of Common Shares under the Plan. If the Enrollment Form directing dividend reinvestment is received after that date, dividend reinvestment will begin with the next succeeding payment. Cash dividends are ordinarily paid in March, June, September and December.

For example, if TDS’s Board of Directors establishes June 30 as the payment date and June 15 as the record date for a Common Share cash dividend, then in order to reinvest the dividends payable on June 30 in new Common Shares under the Plan, a Common Shareholder’s Enrollment Form must be received by the Administrator no later than the June 15.

Preferred Shareholders

If an Enrollment Form directing dividend reinvestment is received from a Preferred Shareholder on or before the 30th day preceding the next dividend payment, that dividend will be applied to the purchase of Common Shares under the Plan.  If the Enrollment Form directing dividend reinvestment is received after that date, dividend reinvestment will begin with the next succeeding cash dividend payment.

For example, for holders of Preferred Shares with cash dividends payable on June 1 or July 1 to reinvest cash dividends payable on these dates in new Common Shares under the Plan, an Enrollment Form must be received by the Administrator no later than May 2 or June 1 as the case may be.  If the Enrollment Form is received after May 2 or June 1 the dividends payable on June 1 or July 1 as the case may be, will be paid in cash and the Preferred Shareholder’s participation in the Plan will commence with the next applicable Preferred Share cash dividend payment date.

7.              Can I Purchase Shares with Optional Cash Payments?

Optional cash payments may be made at any time upon or after enrollment in the Plan and will be used to purchase new Common Shares for the participant’s account under the Plan as set forth in the Answers to Questions 12, 13, 15, 16, 17 and 18.

8.              What Does The Enrollment Form Provide?

The Enrollment Form provides for the purchase of new Common Shares through the following investment options offered under the Plan:

Full Reinvestment - Cash dividends on all Common and/or Preferred Shares held of record by an eligible shareholder will be invested at 95% of market value - see the Answer to Question 13.  Optional cash payments of at least $10 per payment may also be invested at 100% of the market value, up to an aggregate of $5,000 per quarter.

Partial Reinvestment - Cash dividends on less than all of the shares, but not less than 10 shares of each class or series of participating securities, held of record by an eligible shareholder will be invested at 95% of market value - see the Answer to Question 13- and the shareholder will continue to receive cash dividends on the other shares.

Optional cash payments of at least $10 per payment may also be invested at 100% of the market value, up to an aggregate of $5,000 per quarter.

Optional Payments Only - Optional cash payments may be made of not less than $10 per payment and not more than an aggregate of $5,000 per quarter at 100% of market value - see Answer to Question 13.

Cash dividends on Common Shares credited to the participant’s account under the Plan, including fractional shares, are automatically reinvested to purchase additional Common Shares no matter which option is chosen.  The Enrollment Form also serves to appoint Computershare Trust Company, Inc. as Administrator for the participant.

If a shareholder holds more than one class or series of securities or has more than one stock account pursuant to which he or she is eligible to participate in the Plan - see the Answer to Question 4, a separate Enrollment Form is required for each class and series of securities and each account that he or she wishes included in the Plan.

9.              Is Partial Participation Possible Under The Plan?

Yes.  An eligible shareholder who desires the dividends on only some of his or her full Common and/or Preferred Shares to be invested under the Plan may indicate such number of shares upon the applicable Enrollment Form(s) under “Partial Dividend Reinvestment” provided that in no event may an eligible shareholder elect to invest dividends on less than ten  such shares - see Answer to Question 4.

10.       May A Participant Change His Or Her Method Of Participation After Enrollment?

Yes.  If a shareholder elects to participate pursuant to the optional cash payment option only but later decides to enroll in either the full or partial reinvestment option, a new Enrollment Form may be executed and returned to the Administrator.  If a shareholder elects to participate through the reinvestment of dividends but later decides to change the class or series of securities or number of shares, but not less than ten  shares, for which dividends are being reinvested or to participate pursuant to the optional cash payment option only, a new Enrollment Form may be executed and returned to the Administrator.  It should be remembered that, even if a shareholder is enrolled only pursuant to the optional cash payment option, the Administrator will reinvest dividends on all shares credited to the shareholder’s Plan account in new Common Shares.

PLAN OF DISTRIBUTION - COSTS

11.       How Will The Common Shares Be Distributed And Are There Any Expenses To Participants In Connection With Purchases Under The Plan?

TDS will distribute the shares issued under the plan for dividend reinvestment or optional purchases directly to shareholders by crediting their accounts under the Plan.  Participants will incur no costs.  There are no brokerage fees because Common Shares are purchased directly from TDS.  All costs of administration of the Plan will be paid by TDS.

PURCHASES

12.       When Are The Purchase Or Investment Dates?

Common Share Cash Dividends

The Investment Dates for Common Shares purchased under the Plan with cash dividends on Common Shares are the cash dividend payment dates.  TDS usually pays cash dividends on its Common Shares in March, June, September and December.

Preferred Share Cash Dividends

The Investment Dates for Common Shares purchased under the Plan with cash dividends on Preferred Shares are the dividend payment dates for the series of Preferred Shares whose dividends are being reinvested.

TDS’s various outstanding series of Preferred Shares generally pay dividends in cycles of January 1, April 1, July 1 and October 1 or March 1, June 1, September 1 and December 1.

Optional Cash Payments

The Investment Date for any optional cash payment is the first business day of each calendar month on which TDS’s Common Shares are traded on the American Stock Exchange.

13.       How Will The Purchase Price Of Common Shares Be Determined?

Dividend Reinvestment Purchase Price

The price of Common Shares purchased with reinvested cash dividends will be 95% of the average daily high and low sales prices for TDS’s Common Shares on the American Stock Exchange for a period of ten  consecutive trading days ending on the trading day immediately preceding the Investment Date.  If there is no trading in the Common Shares reported on the American Stock Exchange for a substantial amount of time during any such trading period, the purchase price per share shall be determined by TDS on the basis of such market quotations as it shall deem appropriate.  No Common Shares will be sold by TDS at less than the par value of such shares.

Optional Cash Payment Purchase Price

The price of Common Shares purchased with optional cash payments will be the average of the daily high and low sales prices for TDS’s Common Shares on the American Stock Exchange for a period of ten consecutive trading days ending on the trading day immediately preceding the Investment Date.  If there is no trading in the shares reported on the American Stock Exchange for a substantial amount of time during any such trading period, the purchase price per share shall be determined by TDS on the basis of such market quotations as it shall deem appropriate.  No Common Shares will be sold by TDS at less than the par value of such shares.

14.       How Many Common Shares Will Be Purchased For Participants?

The number of Common Shares to be purchased on an Investment Date will be determined by the amount of each participant’s dividends, including dividends on Common Shares purchased under the Plan, and/or optional cash payments being invested and the applicable price of TDS’s Common Shares.  Each participant’s account in the Plan will be credited with the number of Common Shares, including fractional shares computed to six decimal places, equal to the amount of the dividends being invested divided by 95% of the applicable purchase price and/or the total amount of any optional cash payments being invested divided by 100% of the applicable purchase price.

OPTIONAL CASH PAYMENTS

15.       How Is The Optional Cash Payment Applied To The Purchase Of Common Shares?

Only shareholders who submit a signed Enrollment Form are eligible to make optional cash purchases.  Optional payments received on or before the day before the Investment Date will be invested on the first business trading day of the next month.  Optional payments not received on or before the day before the Investment Date will be deposited and invested at the next succeeding monthly optional cash payment Investment Date.

16.       How Are The Optional Cash Payments Made?

The option to make cash payments of not less than $10 per payment and not more than an aggregate of $5,000 per quarter is available to each participant.  Cash payments should be sent directly to the Administrator.  Payments of less than $10 or any amount over $5,000 in the aggregate in any quarter will be returned to the shareholder.  For example, if the Administrator receives optional cash payments of $2,000 in January, $1,500 in February and $2,000 in March, the $5,500 received for the quarter exceeds the $5,000 limit.  Therefore, $500 will be refunded.

If any holders of record or beneficial owners are affiliates or acting in concert or as a group, based on the good faith judgment of TDS, such record holders or beneficial owners will be treated as one participant for purposes of the optional cash payments under the Plan.  Consequently, such group will be limited to cash payments of not more than an aggregate of $5,000 per quarter.  Any payments over $5,000 in the aggregate in any quarter will be returned to such group.  If such group does not properly designate how any optional cash payment up to $5,000 per quarter should be allocated among persons in the group, such payment will also be returned.  An affiliate of a person is a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

An optional cash payment may be made by a participant when enrolling by enclosing a check or money order payable to Computershare Trust Company, Inc., Administrator for the Plan, with the Enrollment Form.  Thereafter, optional cash payments may be made through the use of cash payment forms sent to participants as part of their statements.  The same amount of money need not be sent each quarter, and there is no obligation to make an optional cash payment each quarter.

17.       When Should The Optional Cash Payment Be Made?

Optional cash payments will be invested on the first business trading day of each month - see the Answer to Question 12.  ANY OPTIONAL CASH PAYMENT RECEIVED BY THE ADMINISTRATOR ON OR BEFORE THE DAY BEFORE THE INVESTMENT DATE WILL BE INVESTED.  IT IS SUGGESTED THAT THESE PAYMENTS SHOULD BE SENT TO THE ADMINISTRATOR AS NEAR IN TIME PRIOR TO THE DAY BEFORE THE INVESTMENT DATE.  FUNDS THAT ARE NOT RECEIVED IN TIME WILL BE HELD UNTIL THE NEXT INVESTMENT DATE.  INTEREST WILL NOT BE PAID BY THE ADMINISTRATOR ON OPTIONAL CASH PAYMENTS THAT ARE BEING HELD UNTIL THE NEXT INVESTMENT DATE.

18.       May Optional Cash Payments Be Returned To A Participant?

Optional cash payments received by the Administrator will be returned to a participant upon written request by such participant received by the Administrator at least 48 hours prior to the Investment Date.

REPORTS TO PARTICIPANTS

19.       What Reports Will Be Sent To Participants In The Plan?

Each participant in the Plan will receive a statement of his or her account with respect to each month in which a transaction takes place.  These statements are a participant’s continuing record of the cost of his or her purchases.  Participants should retain these statements for income tax purposes.  Each statement will set forth the following information when applicable:

a.             The total number of Common Shares registered in the name of the participant which is participating in the Plan.

b.             The total number of Preferred Shares registered in the name of the participant which is participating in the Plan.

c.             The total number of Common Shares which have been accumulated under the Plan by the participant but for which certificates have not been issued -See Answer to Question 21.

d.             The following information for each transaction during the month and all transactions to date during the current year:

1.           the amount of dividends, and/or optional cash invested;

2.           the price per Common Share for each transaction;

3.           the number of Common Shares purchased; and

4.           certain tax information.

In addition, each participant will receive copies of communications sent to every other holder of TDS’s Common Shares, including the Annual Report to Shareholders, Notice of Annual Meeting of Shareholders and Proxy Statement, and IRS information on Form 1099 for reporting dividend income.

DIVIDENDS

20.       Will Participants Be Credited With Dividends On Fractions Of Shares?

Yes.  Participants will be credited with the amount of dividends attributable to fractions of shares in their accounts under the Plan and such dividends will be reinvested.

CERTIFICATES FOR SHARES

21.       Will Certificates Be Issued For Common Shares Purchased Under The Plan?

Normally, certificates for TDS’s Common Shares purchased under the Plan will not be issued to participants.  The number of Common Shares credited to a participant’s account under the Plan will be shown on each statement of account mailed to the participant.  This convenience protects against loss, theft, or destruction of stock certificates.

Certificates for any number of whole Common Shares credited to an account under the Plan will be issued upon the written request of the participant to the Administrator and issuance of such certificates will not terminate participation in the Plan.  Any remaining full shares and fraction of a share will continue to be credited to the participant’s Plan account.

Dividends on Plan Common Shares for which a participant requests and receives a certificate will be reinvested in TDS’s Common Shares at the 5% discount under the Plan and the Common Shares purchased therewith will be credited to the participant’s Plan if the participant continues to own these Common Shares and has elected full dividend reinvestment of Common Shares on his or her current Common Share Enrollment Form.  A participant who continues to own the Common Shares in question and desires to have the dividends on these shares reinvested in TDS’s Common Shares but who does not have an existing Enrollment Form for Common Shares or has elected only partial reinvestment of his or her Common Share dividends on the current Enrollment Form will have to execute a new Enrollment Form and return it to the Administrator as set forth in the Answer to Question 10.  Otherwise, dividends on these Common Shares will not be reinvested in TDS’s Common Shares at the 5% discount as they were when they were held for the participant in the Plan.  Rather, the dividends on the Common Shares in question will be paid to the Shareholder in cash.

Common Shares credited to the account of a participant under the Plan may not be pledged as collateral otherwise transferred.  A participant who wishes to pledge or transfer such shares must request that certificates for such shares be issued in his or her name.

Certificates for fractional shares will not be issued under any circumstances.

An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for Common Shares purchased under the Plan.  This request should be sent to the Administrator - see Answer to Question 3.

22.       In Whose Name Will Certificates Be Issued?

Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan.  Consequently, certificates for whole shares issued upon the request of participants will be similarly registered.

SAFEKEEPING OF SHARES

23.       May Participants Transfer Shares Which Are Designated For Participation In The Plan To The Administrator For Safekeeping?

Yes.  Participants may transfer to the Administrator for safekeeping certificates representing Common Shares registered in their names.  These shares will be credited to the participants’ accounts under the Plan along with shares purchased for them under the Plan.  There is no charge for this service.  The stock certificates should be sent by registered mail, return receipt requested and properly insured, to the Administrator.  Certificates should not be endorsed.

Dividends will be reinvested in shares represented by the certificates transferred to the Administrator.

WITHDRAWAL

24.       When May A Participant Withdraw From The Plan?

A participant may withdraw from the Plan at any time by notifying the Administrator in writing.  If the notice of termination is received by the Administrator on or before the day before the Investment Date, the amount of that dividend will be paid to the withdrawing participant, and any optional cash payment which would otherwise have been invested on such Investment Date will be returned to the withdrawing participant, provided that the notification of termination is received on or before the day before the Investment Date on which that optional cash payment would have been invested.  If the notice of termination is received by the Administrator on or after the day before the Investment Date, the next dividend will be reinvested and subsequent dividends will be paid in cash.

Dividends paid after withdrawal from the Plan will be paid in cash directly to the shareholder unless he or she elects to rejoin the Plan, which the shareholder may do as set forth in the Answer to Question 26.

25.       What Happens When A Participant Withdraws From The Plan Or The Plan Is Terminated?

When a participant withdraws from the Plan, or ceases to be a shareholder of record, or ceases to be an eligible shareholder, or upon termination of the Plan by TDS, a certificate for the whole Common Shares credited to his or her account under the Plan will be issued and a cash payment will be made for any fractional share.  This cash payment will be based on the closing price of TDS’s Common Shares on the American Stock Exchange as of the date the written request for withdrawal is received, or the participant ceases to be a shareholder of record, or the participant ceases to be an eligible shareholder, or the Plan is terminated, whichever is applicable, or if no trading occurs on such date, the next day on which the Common Shares are traded.

OTHER INFORMATION

26.       When May A Shareholder Rejoin The Plan?

Generally, a shareholder may rejoin the Plan at any time, provided he or she is an eligible shareholder, by submitting a new Enrollment Form.  However, TDS reserves the right to reject any Enrollment Form from a previous participant on the grounds of repeated joinings and withdrawals from Plan participation.  Such reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

27.       What Happens If A Participant Sells Or Transfers All Of His Or Her Registered Stock Or Ceases To Be An Eligible Shareholder?

If a participant ceases to be a shareholder of record holding a certificate for shares on the books of TDS, or ceases to be an eligible shareholder as set forth in the Answer to Question 4, a certificate for the whole Common Shares credited to his or her account under the Plan will be issued and a cash payment will be made for any fractional share.  Thereafter, the shareholder may rejoin the Plan as set forth in the Answer to Question 26 if he or she is or becomes an eligible shareholder - see the Answer to Question 4.

28.       What Happens When A Participant Who Is Reinvesting Dividends On All Or Less Than All Of The Shares Registered In His Or Her Name Sells Or Transfers A Portion Of Such Shares?

If a participant who is reinvesting dividends on all or only a portion of shares registered in his or her name disposes of a portion of such shares, TDS will continue to reinvest dividends on the remainder of the shares registered in the participant’s name up to the number indicated on the participant’s Enrollment Form as the number of shares for which dividends are to be reinvested, provided the participant remains an eligible shareholder as set forth in the Answer to Question 4.  For example, if a participant authorized TDS to reinvest dividends on 50 Common Shares of a total of 100 Common Shares registered in his or her name, and then disposes of 25 Common Shares, TDS would continue to reinvest dividends on 50 of the remaining 75 shares.  If the participant disposes of 95 Common Shares, he or she would no longer be eligible for participation in the Plan, see the Answer to Question 4,  and a certificate for the whole Common Shares credited to his or her account under the Plan would be issued and a cash payment would be made for any fractional share remaining in the account.

29.       Does Participation In The Plan Involve Risk?

The risk to participants is the same as with any other investment in TDS’s Common Shares.  It should be recognized that since investment prices are determined as an average of the daily high and low sales prices for a period of ten consecutive trading dates on which TDS’s Common Shares are traded, see Answer to Question 13, a participant loses any advantage otherwise available from being able to select the timing of his or her investment.  PARTICIPANTS MUST RECOGNIZE THAT NEITHER TDS NOR THE AGENT CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED UNDER THE PLAN.

SHAREHOLDERS ARE REFERRED TO THE RISKS DESCRIBED IN THIS PROSPECTUS UNDER THE CAPTIONS “SAFE HARBOR CAUTIONARY STATEMENT” AND “RISK FACTORS” AND OTHER RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AS DESCRIBED UNDER “WHERE YOU CAN FIND MORE INFORMATION.”

30.       What Happens If TDS Issues A Stock Dividend, Declares A Stock Split Or Has A Rights Offering?

Any Common Shares distributed by TDS as a stock dividend on shares credited to a participant’s Plan account, or upon any split of such shares, will be credited to the participant’s Plan account.

Stock dividends distributed on Common Shares in shares of any other class of capital stock will be mailed directly to the shareholder in the same manner as to shareholders not participating in the Plan.  However, if a dividend reinvestment plan or bookkeeping entry facility is established for the shares of such other capital stock distributed as a dividend, the participant will automatically become a participant of such dividend reinvestment plan or bookkeeping entry facility and the shares distributed to such participant will instead be credited to the participant’s account.  In a rights offering, a participant’s entitlement will be based upon his or her total holdings, including shares credited to the participant’s account under the Plan.  Rights certificates will be issued for the number of whole Common Shares only, however, and rights based on a fraction of a Common Share held in a participant’s Plan account will be sold for the participant’s account and the net proceeds will be treated as an optional cash payment.

31.       How Will A Participant’s Shares Be Voted At Shareholders’ Meetings?

All Common Shares held in the Plan for a participant will be voted as the participant directs on a proxy or voting instruction form which will be furnished to the participant.  If the participant does not return the proxy or form to the Administrator, the Administrator will not vote the participant’s Plan shares.

32.       What Are The Federal Income Tax Consequences Of Participation In The Plan?

The following discussion sets forth the general Federal income tax consequences for participants in the Plan.  However, the discussion is not intended to be an exhaustive treatment of such tax consequences.  For example, the discussion does not address the treatment of stock dividends, stock splits or a rights offering to participants in the Plan.  It also does not address differences in tax treatment with respect to participants who do not hold the Common Shares as capital assets.  Because the tax laws are complex and constantly changing, participants are urged to consult their own tax advisors regarding the tax consequences of participating in the Plan, including the effects of any applicable state, local or foreign tax laws, and for rules regarding the tax basis in special cases such as the death of a participant or a gift of Common Shares held under the Plan and for other tax consequences.  Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the Federal income tax treatment discussed herein.

In general, participants in the Plan who elect to reinvest cash dividends will be treated, for Federal income tax purposes, as having received, on the dividend payment date, a distribution in an amount equal to the fair market value on the dividend payment date of the Common Shares purchased with reinvested dividends, rather than a distribution in the amount of cash otherwise payable to the participant.  Participants should not be treated as receiving an additional distribution based upon their pro rata share of the Plan administration costs paid by TDS; however, there can be no assurance that the IRS will agree with this position.  TDS has no present plans to seek formal advice from the IRS on this issue.

Generally, the distribution described above - the fair market value of the Common Shares purchased with reinvested dividends - will be taxable to participants as ordinary dividend income to the extent of TDS’s current or accumulated earnings and profits for Federal income tax purposes.  The amount of the distribution in excess of such earnings and profits will reduce a participant’s tax basis in the Common Shares with respect to which such distribution was received, and, to the extent in excess of such basis, result in capital gain.  Certain corporate participants may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income.  Corporate participants should consult their own tax advisors regarding their eligibility for and the extent of such deduction.  Certain participants may be eligible for lower capital gains rates with respect to amounts treated as qualified dividend income. Participants should consult their own tax advisors regarding treatment of qualified dividend income on their income tax returns.

Tax information will be shown on the statements of account sent to participants which participants should retain for tax purposes.  These statements are important for computing the tax basis of Common Shares acquired under the Plan.  The Form 1099 which each participant will receive annually will include the income which is deemed to result from the receipt of the Common Shares under the Plan.

As a general rule, the tax basis of shares or any fraction of a share purchased with reinvested dividends will equal the fair market value of such shares or fractional share as reported to participants on their statements.

A participant should not be treated as having received a distribution from TDS as the result of making an optional cash payment under the Plan.  The tax basis of shares or any fraction thereof purchased with optional cash payments will be the amount of such cash payment.

The holding period for Common Shares or a fraction thereof received as a result of reinvestment of dividends under the Plan or through optional cash payments will begin on the day following the purchase date.

Participants will generally not realize any taxable income when they receive certificates for whole Common Shares credited to their accounts under the Plan, either upon their request for certificates for certain of those shares, upon ceasing to be a shareholder of record, upon ceasing to be an eligible shareholder, or upon withdrawal from or termination of the Plan.  However, a participant may realize a gain or loss when Common Shares acquired under the Plan are subsequently sold.  In addition, participants may realize gain or loss when they receive a cash adjustment for fractional shares credited to their accounts upon withdrawal from or termination of the Plan.  The amount of such gain or loss will be the difference between the amount which the participant receives for his or her shares or fractional share, and his or her tax basis therefor (with special rules applying to determine the basis allocable to shares that are not specifically identified when the participant sells less than all of his or her shares).  Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares or fractional shares exceeds one year.  The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain taxpayers.  The distinction between capital gain or loss and ordinary income and loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.  Any loss may be disallowed under the “wash sale” rules to the extent the shares disposed of are replaced, through the Plan or otherwise during the 61-day period beginning 30 days before and ending 30 days after the date of disposition.

33.       What Provision Is Made For Shareholders, Foreign And Domestic, Whose Dividends Are Subject To Income Tax Withholding?

In the case of foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, the Administrator will invest in TDS’s Common Shares an amount equal to the dividends of such foreign participants less the amount of tax required to be withheld.  Optional cash payments received from foreign shareholders must be in United States currency and will be invested in the same way as optional cash payments from other participants.

Under certain circumstances, TDS may be required to backup-withhold income tax on the dividends of participating domestic shareholders, including those domestic shareholders who do not accurately report their dividend income, fail to provide TDS with their taxpayer identification number, provide TDS with an incorrect taxpayer identification number or fail to provide TDS with a certificate setting forth that they are not subject to backup withholding.  If this should occur, currently 28% of the dividend income, or such other percentage as may be required from time to time, will be withheld.

The statements of account sent to participants will indicate the amount of any income tax withheld.  TDS cannot refund amounts withheld.  Participants subject to withholding should contact their tax advisors or the IRS for additional information.

34.       What Are The Responsibilities Of The Shareholders’ Administrator And TDS Under The Plan?

In performing their duties under the Plan, the Administrator and TDS will at all times act in good faith.  However, they will not be liable for any act performed in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death.

Although the Plan contemplates the continuation of quarterly Common Share dividend payments, the payment of future Common Share dividends will depend upon future earnings, the amount available for the payment of dividends by TDS, the financial condition of TDS and other factors.

TERMINATION BY TDS

35.       May The Plan Be Changed Or Discontinued?

TDS reserves the right to suspend, modify or terminate the Plan at any time.  All participants will receive notice of such suspension, modification or termination.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this Prospectus have been passed upon for TDS by Sidley Austin LLP, Chicago, Illinois.  The following persons are members of this firm:  Walter C.D. Carlson, a trustee and beneficiary of the voting trust which controls TDS and the Chairman of the Board and member of the Board of Directors of TDS and U.S. Cellular, William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS, and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of certain subsidiaries of TDS.  Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2005, except as they relate to the audit of the financial statements of the Los Angeles SMSA Limited Partnership, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Los Angeles SMSA Limited Partnership, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

TDS files reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may inspect and copy such reports, proxy statements and other information at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information.  Such materials also may be accessed electronically by means of the SEC’s web site at http://www.sec.gov or at TDS’s website at www.teldta.com.

TDS filed a Registration Statement related to the offering described in this Prospectus.  As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement.  You are referred to the Registration Statement and the Exhibits thereto for further information.  This document is qualified in its entirely by such other information.

The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.  This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC.  These documents contain important information about TDS’s business and finances.

1.               TDS’s Annual Report on Form 10-K for the year ended December 31, 2005;

2.               TDS’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006;

3.               TDS’s Current Report on Form 8-K reporting events in 2006;

4.               TDS’s Report on Form 8-A/A-3 dated May 22, 1998, which includes a description of TDS’s capital stock; and

5.               TDS’s Proxy Statement dated August 14, 2006.

You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to Investor Relations, Telephone and Data Systems, Inc., 30 N. LaSalle Street, Suite 4000, Chicago, IL 60602, (312) 630-1900.  In order to timely ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

You should rely only on the information contained in or incorporated by reference in this Prospectus.  We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus.  You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of such Prospectus, and neither the mailing of this Prospectus to shareholders nor the issuance of any securities hereunder shall create any implication to the contrary.  This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                             Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities registered under this registration statement, including this post effective amendment, other than underwriting discounts and commissions.  All of the amounts shown include amounts previously paid in connection with the initial registration statement and estimates for amounts to be incurred in connection with this post-effective amendment, except the SEC registration fee, which is the actual amount previously paid.

SEC registration fee.	$6,574
Legal fees and expenses	25,000
Printing and mailing costs	5,000
Fees of accountants	20,000
Listing Fee and Miscellaneous	13,426
$70,000

Item 14.                             Indemnification of Directors and Officers.

The registrant’s Restated Certificate of Incorporation, as amended, contains a provision providing that no director or officer of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director’s or officer’s duty of loyalty to the registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

The Restated Certificate of Incorporation, as amended, provides that the registrant shall indemnify directors and officers of the registrant, its consolidated subsidiaries and certain other related entities generally in the same manner and to the extent permitted by the Delaware General Corporation Law, as more specifically provided in the Restated Bylaws of the registrant.  The Restated Bylaws provide for indemnification and permit the advancement of expenses by the registrant generally in the same manner and to the extent permitted by the Delaware General Corporation Law, subject to compliance with certain requirements and procedures specified in the Restated Bylaws.  In general, the Restated Bylaws require that any person seeking indemnification must provide the registrant with sufficient documentation as described in the Restated Bylaws and, if an undertaking to return advances is required, to deliver an undertaking in the form prescribed by the registrant and provide security for such undertaking if considered necessary by the registrant.  In addition, the Restated Bylaws specify that, except to the extent required by law, the registrant does not intend to provide indemnification to persons under certain circumstances, such as where the person was not acting in the interests of the registrant or was otherwise involved in a crime or tort against the registrant.

Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), and against expenses (including attorney’s fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys’ fees) actually and reasonably incurred by such party in connection therewith.

Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

The registrant has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the registrant, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 15.                             Recent Sales of Unregistered Securities

None.

Item 16.                             Exhibits and Financial Statement Schedules.

The following documents are filed herewith or incorporated herein by reference.

Exhibit Number	Description of Document
2.1

Exchange Agreement dated March 7, 2003 between United States Cellular Corporation and AT&T Wireless Services, Inc. is hereby incorporated by reference to Exhibit 2.2 to U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2002.

2.2	Exchange Agreement dated September 12, 2005 between U.S. Cellular and ALLTEL Communications, Inc., is hereby incorporated by reference to Exhibit 2.1 to TDS’s Form 8-K dated September 12, 2005.

3.1(a)	TDS Restated Certificate of Incorporation, as amended, is hereby incorporated by reference to Exhibit 3.1 to TDS’s Report on Form 8-A/A filed on July 10, 1998.

3.1(b)	Certificate of Amendment to Restated Certificate of Incorporation is hereby incorporated by reference to Exhibit 3.1 to TDS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

3.1(c)	Certificate of Amendment dated April 11, 2005 to TDS’s Restated Certificate of Incorporation, as amended, is hereby incorporated by reference from Exhibit 3 to TDS’s Form 8-A filed on April 11, 2005.

3.2	TDS Restated Bylaws, as amended, are hereby incorporated by reference to Exhibit 3.2 to TDS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

4.1(a)	TDS Restated Certificate of Incorporation, as amended, is hereby incorporated by reference to Exhibit 3.1 to TDS’s Report on Form 8-A/A filed on July 10, 1998.

4.1(b)	Certificate of Amendment to Restated Certificate of Incorporation is hereby incorporated by reference to Exhibit 3.1 to TDS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

4.1(c)	Certificate of Amendment dated April 11, 2005 to TDS’s Restated Certificate of Incorporation, as amended is herby incorporated by reference from Exhibit 3 to TDS’s Form 8-A filed on April 11, 2005.

4.2	TDS Restated By-laws as amended, are hereby incorporated by reference to Exhibit 3.2 to TDS’s Quarterly Report

Exhibit Number	Description of Document
on Form 10-Q for the quarter ended June 30, 2004.

4.3(a)

Indenture between TDS and BNY Midwest Trust Company of New York as successor Trustee to Harris Trust and Savings Bank, dated February 1, 1991, under which TDS’s Medium-Term Notes are issued, is hereby incorporated by reference to TDS’s Current Report on Form 8-K filed on February 19, 1991.

4.3(b)

Form of First Supplemental Indenture with BNY Midwest Trust Company of New York as successor Trustee to Harris Trust and Savings Bank is hereby incorporated by reference to Exhibit 4.1(b) of Post Effective Amendment No. 1 to Form S-3 (Registration No. 33-68456).

4.4(a)

Indenture between TDS and BNY Midwest Trust Company, dated November 1, 2001, is hereby incorporated by reference to Exhibit 4 to TDS’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

4.4(b)

First Supplemental Indenture dated November 28, 2001, between TDS and BNY Midwest Trust Company, establishing TDS’s 7.60% Series A Notes, is hereby incorporated by reference to Exhibit 1 to TDS’s Report on Form 8-A, filed on November 29, 2001.

4.4(c)

Second Supplemental Indenture dated May 31, 2002, by and between TDS and BNY Midwest Trust Company, making changes to the First Supplemental Indenture, is hereby incorporated by reference to Exhibit 4.8 to TDS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

4.4(d)

Third Supplemental Indenture dated March 31, 2005, by and between TDS and BNY Midwest Trust Company, establishing TDS’s 6.625% Senior Notes due 2045, is hereby incorporated by reference to TDS Current Report on Form 8-K dated March 23, 2005.

4.5

Amended and Restated Revolving Credit Agreement dated December 9, 2004 among TDS and the lenders named therein, Bank of America, N.A., as administrative agent, TD Securities (USA) LLC, as syndication agent, Wachovia Bank, National Association, LaSalle Bank National Association and The Bank of Tokyo-Mitsubishi, LTD., Chicago Branch, each as documentation agents, is hereby incorporated by reference to Exhibit 4.1 to TDS’s Current Report on Form 8-K dated December 9, 2004, filed December 13, 2004.

4.6

Amended and Restated Revolving Credit Agreement dated December 9, 2004 among U.S. Cellular the lenders named therein, Toronto Dominion (Texas) LLC, as administrative agent, Wachovia Capital Markets, as syndication agent, and Citibank, N.A. and LaSalle Bank National Association as co-documentation agents is hereby incorporated by reference to Exhibit 4.1 to U.S. Cellular’s Current Report on Form 8-K dated December 9, 2004, filed December 13, 2004.

4.7(a)	Indenture dated June 1, 2002 between U.S. Cellular and BNY Midwest Trust Company of New York, is hereby incorporated by reference to Exhibit 4.1 to Form S-3 (File No. 333-98921).

4.7(b)

Form of Second Supplemental Indenture dated as of October 31, 2002 between U.S. Cellular and BNY Midwest Trust Company, relating to $130,000,000 of United States Cellular Corporation’s 8.75% Senior Notes due 2032 is hereby incorporated by reference to Exhibit 4.1 to U.S. Cellular’s Current Report on Form 8-K dated October 31, 2002.

4.7(c)

Form of Third Supplemental Indenture dated as of December 3, 2003 between U.S. Cellular and BNY Midwest Trust Company, relating to $444,000,000 of U.S. Cellular’s 6.70% Senior Notes due 2033 is hereby incorporated by reference to Exhibit 4.1 to United States Cellular Corporation’s Current Report on Form 8-K dated December 3, 2003, filed December 4, 2003.

4.7(c)

Form of Fourth Supplemental Indenture dated as of June 9, 2004 between U.S. Cellular and BNY Midwest Trust Company, relating to $330,000,000 of U.S. Cellular’s 7.50% Senior Notes due 2032 is hereby incorporated by reference to Exhibit 4.1 to U.S. Cellular’s Current Report on Form 8-K dated June 9, 2004, filed June 10, 2004.

4.7(d)

Form of Fifth Supplemental Indenture dated as of June 21, 2004 between U.S. Cellular and BNY Midwest Trust Company, relating to $100,000,000 of U.S. Cellular’s 6.70% Senior Notes due 2033 is hereby incorporated by reference to Exhibit 4.1 to U.S. Cellular’s Current Report on Form 8-K dated June 21, 2004, filed June 22, 2004.

5	Opinion of Counsel (filed with original Registration Statement on Form S-3)

9.1

Amendment and Restatement (dated as of April 22, 2005) of Voting Trust Agreement dated as of June 30, 1989, is hereby incorporated by reference to the Exhibit filed on Amendment No. 3 to Schedule 13D dated May 2,

Exhibit Number	Description of Document
2005 filed by the trustees of such voting trust with respect o TDS Common Shares.

10.1

Salary Continuation Agreement for LeRoy T. Carlson dated May 20, 1977, as amended May 22, 1981 and May 25, 1984 is hereby incorporated by reference to TDS’s Registration Statement on Form S-2, No. 2-92307.

10.2(a)

Supplemental Benefit Agreement for LeRoy T. Carlson dated March 21, 1980, as amended March 20, 1981, is hereby incorporated by reference to an exhibit to TDS’s Registration Statement on Form S-7, No. 2-74615.

10.2(b)

Memorandum of Amendment to Supplemental Benefit Agreement dated as of May 28, 1991, is hereby incorporated by reference to Exhibit 10.2(b) to TDS’s Annual Report on Form 10-K for the year ended December 31, 1991.

10.3	TDS 1994 Long-Term Incentive Plan is hereby incorporated by reference to Exhibit 99.1 to TDS’s Registration Statement on Form S-8 (Registration No. 33-57257).

10.4	TDS Amended and Restated 2004 Long-Term Incentive Plan is hereby incorporated by reference to Exhibit 10.1 to TDS’s Current Report on Form 8-K dated April 11, 2005.

10.5	Amended and Restated Supplemental Executive Retirement Plan is hereby incorporated by reference to Exhibit 10.7 to TDS’s Annual Report on Form 10-K for the year ended December 31, 1998.

10.6	TDS 2003 Employee Stock Purchase Plan is hereby incorporated by reference to Exhibit 10.2 of TDS’s Current Report on Form 8-K Dated April 11, 2005.

10.7	TDS Compensation Plan for Non-Employee Directors, as amended May 5, 2005 is hereby incorporated by reference to Exhibit 10.1 of TDS’s Current Report on Form 8-K dated May 4, 2005.

10.8

TDS 2006 Bonus Deferral Agreement between LeRoy T. Carlson, Jr. and TDS dated November 25, 2005 is hereby incorporated by reference to Exhibit 10.2 to TDS’s Current Report on Form 8-K dated November, 25 2005.

10.9

TDS 2006 Bonus Deferral Agreement between LeRoy T. Carlson and Telephone and Data Systems, Inc. dated December 7, 2005 is hereby incorporated by reference to Exhibit 10.2 to TDS’s Current Report on Form 8-K dated December 7, 2005.

10.10(a)

U.S. Cellular Executive Officer Annual Incentive Plan Effective January 1, 2005, as amended, is hereby incorporated by reference to Exhibit 10.6 to U.S. Cellular’s Quarterly Report on Form 10-Q/A dated June 30, 2005.

10.10(b)

U.S. Cellular Corporation 2006 Executive Officer Annual Incentive Plan Effective January 1, 2006 is hereby incorporated by reference to Exhibit 10.1 to U.S. Cellular’s Current Report on Form 8-K dated July 12, 2006.

10.11(a)

U.S. Cellular 2005 Long-Term Incentive Plan, as amended, is hereby incorporated by reference to Exhibit B to U.S. Cellular’s Notice of Annual Meeting to Shareholders and Proxy Statement dated April 5, 2005.

10.11(b)	First Amendment to U.S. Cellular 2005 Long-Term Incentive plan, is hereby incorporated by reference to Exhibit 10.1 to U.S. Cellular’s Current Report on Form 8-K dated March 7, 2006.

10.12	U.S. Cellular 2003 Employee Stock Purchase Plan is hereby incorporated by reference to Exhibit 99.1 of U.S. Cellular’s Registration Statement on Form S-8 (Registration No. 333-103543).

10.13

Executive Deferred Compensation Agreement—Phantom Stock Account for 2006 bonus year between John E. Rooney and U.S. Cellular dated December 2, 2005 is hereby incorporated by reference to Exhibit 10.1 to U.S. Cellular’s Current Report on Form 8-K dated December 2, 2005.

10.14

Executive Deferred Compensation Agreement—Interest Account for 2006 between John E. Rooney and U.S. Cellular dated December 2, 2005 is hereby incorporated by reference to Exhibit 10.2 to U.S. Cellular’s Current Report on Form 8-K dated December 2, 2005.

10.15	Form of U.S. Cellular’s 2006 Stock Option Award Agreement for John E. Rooney, is hereby incorporated by reference to Exhibit 10.2 to U.S. Cellular’s Current Report on Form 8-K dated March 7, 2006.

10.16	Form of U.S. Cellular’s 2006 Restricted Stock Award Agreement for John E. Rooney, is hereby incorporated by

Exhibit Number	Description of Document
reference to Exhibit 10.3 to U.S. Cellular’s Current Report on Form 8-K dated March 7, 2006.

10.17

Executive Deferred Compensation Agreement for James Barr III dated January 1, 1998 is hereby incorporated by reference to Exhibit 10.15 to TDS’s Annual Report on Form 10-K for the year ended December 31, 1997.

10.18	Summary of Employment Agreement with James Barr III is hereby incorporated by reference to Exhibit 10.1 to TDS’s Current Report on 8-K dated March 6, 2006.

10.19

Form of 2006 James Barr III TDS Telecom Director/Officer Long Term Incentive Stock Option Award Agreement is hereby incorporated by reference to Exhibit 10.2 to TDS’s Current Report on Form 8-K dated March 7, 2006.

10.20	Form of 2006 TDS Corporate Officer Long Term Incentive Plan Stock Option Award Agreement is hereby incorporated by reference to Exhibit 10.1 to TDS’s Current Report on Form 8-K dated March 7, 2006.

10.21

Form of 2006 TDS Corporate Officer Long Term Incentive Plan Restricted Stock Unit Award Agreement is hereby incorporated by reference to Exhibit 10.3 to TDS’s Current Report on Form 8-K dated March 7, 2006.

10.22	TDS Telecom 2004 Executive Team Performance Award Program is hereby incorporated by reference to Exhibit 10.2 to TDS’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

10.23

Amended and Restated CDMA Master Supply Agreement between U.S. Cellular and Nortel Networks Inc., is hereby incorporated by reference to Exhibit 10.1 to U.S. Cellular’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

10.24

Guarantee dated as of July 29, 2002, by TDS in favor of Credit Suisse First Boston International relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.1 to TDS’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.25

Guarantee dated as of July 31, 2002, by TDS in favor of Credit Suisse First Boston International relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.2 to TDS’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.26

Guaranty dated as of August 19, 2002, by TDS in favor of Citibank N.A. relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.3 to TDS’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.27

Guarantee dated as of August 22, 2002, by TDS in favor of Credit Suisse First Boston International relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.4 to TDS’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10. 28

Guaranty, dated August 21, 2002, by TDS in favor of The Toronto-Dominion Bank relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.19 to TDS’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.29

Guarantee, dated October 21, 2002, by TDS in favor of JPMorgan Chase Bank relating to monetization of Vodafone Group American Depositary Receipts is hereby incorporated by reference to Exhibit 10.20 to TDS’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.30

Guaranty, dated October 22, 2002, by TDS in favor of Societe Generale relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.21 to TDS’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.31

Guarantee, dated November 6, 2002, by TDS in favor of JPMorgan Chase Bank relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.22 to TDS’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.32

Guarantee, dated November 12, 2002, by TDS in favor of JPMorgan Chase Bank relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.23 to TDS’s Annual Report on Form 10-K for the year ended December 31, 2002.

10.33

Guaranty, dated December 5, 2002, by TDS in favor of West LB AG relating to monetization of Deutsche Telekom ordinary shares is hereby incorporated by reference to Exhibit 10.24 to TDS’s Annual Report on

Exhibit Number	Description of Document
Form 10-K for the year ended December 31, 2002.

10.34

Guaranty Agreement, dated as of May 14, 2002, by U.S. Cellular in favor of Citibank N.A. relating to monetization of Vodafone Group American Depositary Receipts is hereby incorporated by reference to Exhibit 10.1 to U.S. Cellular’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.35

Guarantee Agreement, dated as of May 10, 2002, by U.S. Cellular in favor of Credit Suisse First Boston International relating to monetization of Vodafone Group American Depositary Receipts is hereby incorporated by reference to Exhibit 10.2 to U.S. Cellular’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.36

Guaranty Agreement, dated as of May 15, 2002, by U.S. Cellular in favor of Toronto Dominion (New York) Inc. relating to monetization of Vodafone Group American Depositary Receipts is hereby incorporated by reference to Exhibit 10.4 to U.S. Cellular’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.37

Guaranty Agreement, dated as of May 15, 2002, by U.S. Cellular in favor of Wachovia Bank, National Association relating to monetization of Vodafone Group American Depositary Receipts is hereby incorporated by reference to Exhibit 10.3 to U.S. Cellular’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.38

Terms of Letter Agreement between U.S. Cellular and John E. Rooney dated March 28, 2000 is hereby incorporated by reference to Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

11

Statement regarding computation of earnings per share is hereby incorporated by reference from Footnote 3 to financial statements in Exhibit 13 to TDS’s Annual Report on Form 10-K for the year ended December 31, 2005.

12

Statement regarding computation of ratio of earnings to fixed charges for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 is hereby incorporated by reference from Exhibit 12 to TDS’s Annual Report on Form 10-K for the year ended December 31, 2005.

23.1	Consent of Principal Independent Registered Public Accounting Firm

23.2	Consent of Other Independent Registered Public Accounting Firm

23.3	Consent of Counsel (contained in Exhibit 5)

21	Subsidiaries of TDS is hereby incorporated by reference Exhibit 21 to TDS’s Annual Report on Form 10-K for the year ended December 31, 2005.

24	Powers of Attorney (included on Signature Page)

99.1	Telephone and Data Systems, Inc. Common Share Automatic Dividend Reinvestment and Stock Purchase Plan (included in the Prospectus which is a part of this Post-Effective Amendment)

Item 17.                             Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 10, 2006.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer

By:	/s/ Sandra L. Helton
Sandra L. Helton
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints LeRoy T. Carlson, Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments on Form S-1 or Form S-3) to this Registration Statement and/or filings pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with, the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Registrant for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 10, 2006.

Signature	Title

/s/ LeRoy T. Carlson, Jr.	President and Chief Executive Officer and Director
LeRoy T. Carlson, Jr.

/s/ LeRoy T. Carlson	Chairman Emeritus and Director
LeRoy T. Carlson

/s/ Sandra L. Helton	Executive Vice President and Chief Financial Officer and Director
Sandra L. Helton

/s/ Walter C.D. Carlson	Chairman of the Board and Director
Walter C.D. Carlson

/s/ James Barr III	Director
James Barr III

PAGE 1 OF 2 SIGNATURE PAGES

TO COMMON SHARE DIVIDEND REINVESTMENT PLAN

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 ON FORM S-1 REGISTRATION STATEMENT

1

/s/ Letitia G. Carlson, M.D.	Director
Letitia G. Carlson, M.D.

/s/ Donald C. Nebergall	Director
Donald C. Nebergall

/s/ Herbert S. Wander	Director
Herbert S. Wander

/s/ George W. Off	Director
George W. Off

/s/ Martin L. Solomon	Director
Martin L. Solomon

/s/ Mitchell H. Saranow	Director
Mitchell H. Saranow

/s/ Christopher D. O’Leary	Director
Christopher D. O’Leary

/s/ D. Michael Jack	Senior Vice President and Controller (principal accounting officer)
D. Michael Jack

PAGE 2 OF 2 SIGNATURE PAGES

TO COMMON SHARE DIVIDEND REINVESTMENT PLAN

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 ON FORM S-1 REGISTRATION STATEMENT

2